EXECUTION VERSION
SIXTH AMENDMENT TO
MASTER REPURCHASE AND SECURITIES CONTRACT
THIS SIXTH AMENDMENT TO MASTER REPURCHASE AND SECURITIES CONTRACT, dated as of March 29, 2017 (this “Amendment No. 6”), is entered into by and among RCC Real Estate SPE 4, LLC, as seller (together with its permitted successors and assigns in such capacity, “Seller”), RESOURCE CAPITAL CORP., as guarantor (together with its successors and permitted assigns, in such capacity, “Guarantor”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as buyer (together with its successors and assigns in such capacity, “Buyer”), and acknowledged and agreed to by RCC REAL ESTATE, INC., as pledgor (together with its successors and permitted assigns, in such capacity, “Pledgor”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Repurchase Agreement (as defined below).
R E C I T A L S
WHEREAS, Seller and Buyer are parties to that certain Master Repurchase and Securities Contract, dated as of February 27, 2012 (as amended by the First Amendment to Master Repurchase and Securities Contract and other Repurchase Documents, dated as of April 2, 2013, the Second Amendment to Master Repurchase and Securities Contract and other Repurchase Documents, dated as of October 15, 2013, the Third Amendment to Master Repurchase and Securities Contract and other Repurchase Documents, dated as of July 31, 2014, the Fourth Amendment to Master Repurchase and Securities Contract and other Repurchase Documents, dated as of October 31, 2014, Fifth Amendment to Master Repurchase and Securities Contract and other Repurchase Documents, dated as of July 21, 2016 and this Amendment No. 6, and as further amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time, the “Repurchase Agreement”); and
WHEREAS, the parties hereto desire to make certain amendments and modifications to the Repurchase Documents.
NOW THEREFORE, in consideration of the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
Section 1.    Amendments to Repurchase Agreement.
(a)    The following definitions in Section 2.01 of the Repurchase Agreement are amended and restated in their entirety as follows:
““Fee Letter”: The Fifth Amended and Restated Fee Letter, dated as of March 29, 2017, between Buyer and Seller, as amended, modified, waived, supplemented, extended, restated or replaced from time to time.”
(b)    The following definitions are hereby added to Section 2.01 of the Repurchase Agreement in appropriate alphabetical order:
““Anti-Corruption Laws”: The U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which Seller, Guarantor or any of Affiliates of Seller or Guarantor is located or doing business.”
““Anti-Money Laundering Laws”: The applicable laws or regulations in any jurisdiction in which Seller, any Guarantor or any Affiliates of Seller or any Guarantor is located or doing business that relate to money laundering, any predicate crime to money laundering or any financial record keeping and reporting requirements related thereto.”
““Sanction” or “Sanctions”: Individually and collectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Treasury Department Office of Foreign Assets Control (OFAC), the U.S. State Department, the U.S. Department of Commerce, or through any existing or future Executive Order, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, or (e) any other Governmental Authorities with jurisdiction over Seller, any Guarantor or any Affiliates of Seller or any Guarantor.”
““Sanctioned Target”: Any Person, group, sector, territory, or country that is the target of any Sanctions, including without limitation, any legal entity that is deemed to be the target of any Sanctions based upon the direct or indirect ownership or control of such entity by any other Sanctioned Target.”
““Sixth Amendment”: The Sixth Amendment to Master Repurchase and Securities Contract and other Repurchase Documents, dated as of March 29, 2017, among Buyer, Seller, Guarantor and Pledgor.”
(c)    The following definitions in Section 2.01 of the Repurchase Agreement are hereby deleted:
““Anti-Terrorism Laws””
‘“Fixed Charges”’
““Sanctioned Entity””
(d)    The following definition in Section 2.01 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:
“Requirements of Law”: With respect to any Person or property or assets of such Person and as of any date, all of the following applicable thereto as of such date: all Governing Documents and existing and future laws, statutes, rules, regulations, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including Environmental Laws, ERISA, Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, regulations of the Board of Governors of the Federal Reserve System, and laws, rules and regulations relating to usury, licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other Governmental Authority.
(e)    Clause (k) of the Eligible Assets definition contained in Section 2.01 of the Repurchase Agreement is hereby amended and restated as follows:
“(k)    whose related Underlying Obligors (and any of their respective Affiliates) are not Sanctioned Targets;”

(f)    Section 7.06 of the Repurchase Agreement is hereby amended and restated in its entirty as follows:
Section 7.06    Compliance with Laws. Seller has complied in all material respects with all Requirements of Law, and no Purchased Asset contravenes, in any material respect any Requirements of Law. None of Seller, Guarantor nor any Affiliates of Seller or Guarantor (a) is an “enemy” or an “ally of the enemy” as defined in the Trading with the Enemy Act, (b) is in violation of any Sanctions, (c) is a blocked person described in Section 1 of Executive Order 13224 or to its knowledge engages in any dealings or transactions or is otherwise associated with any such blocked person, (d) is in violation of any country or list based economic and trade sanction administered and enforced by the Office of Foreign Assets Control, (e) is a Sanctioned Target. The proceeds of any Transaction have not been and will not be used to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Target or otherwise in violation of Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws. Neither Seller nor any other Repurchase Party (i) is, or is controlled by, an “investment company” as defined in the Investment Company Act, or is required to register as an “investment company” under the Investment Company Act, (ii) is a “broker” or “dealer” as defined in, or could be subject to a liquidation proceeding under, the Securities Investor Protection Act of 1970, or (iii) is subject to regulation by any Governmental Authority limiting its ability to incur the Repurchase Obligations. Seller and all Affiliates of Seller are in compliance with the Foreign Corrupt Practices Act and any foreign counterpart thereto. Neither Seller nor any other Repurchase Party has made, offered, promised or authorized a payment of money or anything else of value (A) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (B) to any foreign official, foreign political party, party official or candidate for foreign political office, or (C) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to Seller, any other Repurchase Party or any other Person, in violation of the Foreign Corrupt Practices Act.
(g)    Section 7.16 and Section 7.17 are hereby added to the Repurchase Agreement as follows:
“Section 7.16    Anti-Money Laundering Laws and Anti-Corruption Laws. The operations of each of Seller and Guarantor are, and have been, conducted at all times in compliance with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws. No litigation, regulatory or administrative proceedings of or before any court, tribunal or agency with respect to any Anti-Money Laundering Laws or Anti-Corruption Laws have been started or (to the best of its knowledge and belief) threatened against each of Seller, Guarantor or any Affiliates of Seller or Guarantor.”
“Section 7.17    Sanctions. None of Seller, Guarantors, nor any Affiliates of Seller or Guarantors (a) is a Sanctioned Target, (b) is controlled by or is acting on behalf of a Sanctioned Target, (c) is under investigation for an alleged breach of Sanction(s) by a Governmental Authority that enforces Sanctions. ”
(h)    Section 8.05(a) of the Repurchase Agreement is hereby amended and restated in its entirety as follows:
“(a)    Guarantor shall comply and Seller shall cause Guarantor to comply at all times with the following Financial Covenants:

(i)At all times, Guarantor shall maintain unencumbered Liquidity of not less than the Required Liquidity Amount.
(ii)At all times, Guarantor shall have a minimum GAAP stockholders’ equity capital equal to the Required Capital Amount.
(iii)Guarantor shall not permit, for any Test Period, the ratio of its Total Indebtedness to its Total Equity to be greater than 6.00 to 1.00. For the avoidance of doubt, any calculation of Total Indebtedness will include any and all recourse and non-recourse debt of any Consolidated Subsidiary of Guarantor.
(iv)Guarantor shall not permit, for any Test Period, the ratio of its Adjusted Total Indebtedness to its Total Equity to be greater than 3.00 to 1.00.
(v)Guarantor shall not permit, for any Test Period, the ratio of (i) the sum of EBITDA for Guarantor and its Consolidated Subsidiaries for such Test Period to (ii) Interest Expenses for Guarantor and its Consolidated Subsidiaries for such Test Period to be less than 1.50 to 1.00.
Notwithstanding anything to the contrary herein or in the Transaction Documents this amendment in this clause (h) shall be effective as of December 31, 2016.”
(i)    Section 8.11 and Section 8.12 are hereby added to the Repurchase Agreement as follows:
“Section 8.11    Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(a)    The proceeds of any Transaction shall not be used, directly or indirectly, for any purpose which would breach any applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(b)    Seller and Guarantor shall (i) conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions; and (ii) maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(c)    The repurchase of any Purchased Asset or any other payment due to Buyer under this Agreement or any other Repurchase Document shall not be funded, directly or indirectly, with proceeds derived from a transaction that would be prohibited by Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, or in any manner that would cause Seller, Guarantor or any Affiliate of Seller or Guarantor to be in breach of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.
(d)    Seller shall conduct or cause to be conducted the requisite due diligence in connection with the origination or acquisition of each Purchased Asset for purposes of complying with all applicable Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Underlying Obligor and the origin of the assets used by such Person to purchase the Underlying Mortgaged Property, and will maintain sufficient information to identify such Person for purposes of such Anti-Money Laundering Laws. .”
“Section 8.12    Compliance with Sanctions. The proceeds of any Transaction hereunder will not, directly or indirectly, be used to lend, contribute, or otherwise made available to any Sanctioned Target or any Person (i) to fund any activities or business of or with a Sanctioned Target, or (ii) be used in any manner that would be prohibited by Sanctions or would otherwise cause Buyer to be in breach of any Sanctions. Seller and Guarantor shall comply with all applicable Sanctions, and shall maintain policies and procedures reasonably designed to ensure compliance with Sanctions. Seller or Guarantor shall notify the Buyer in writing not more than one (1) Business Day after becoming aware of any breach of Section 7.17 or this Section 8.12.”
(j)    Section 18.15(b) of the Repurchase Agreement is hereby amended and restated in its entirety as follows:
“(b)    Seller will promptly at its expense execute and deliver such instruments and documents and take such other actions as Buyer may reasonably request from time to time in order to perfect, protect, evidence, exercise and enforce Buyer’s rights and remedies under and with respect to the Repurchase Documents, the Transactions and the Purchased Assets. Seller and Guarantors shall, promptly upon Buyer’s request, deliver documentation in form and substance satisfactory to Buyer which Buyer deems necessary or desirable to evidence compliance with all applicable “know your customer’ due diligence checks.”

Section 2.	[Reserved].

Section 3.	Repurchase Documents in Full Force and Effect as Modified; No Novation.
The parties hereto have entered into this Amendment No. 6 and the Fee Letter solely to modify or amend the terms of the Repurchase Documents and do not intend this Amendment No. 6, the Fee Letter or the transactions contemplated hereby to be, and this Amendment No. 6, the Fee Letter and the transactions contemplated hereby shall not be construed to be, a novation of any of the obligations owing by Seller or any other Repurchase Party under or in connection with the Repurchase Agreement or any of the other Repurchase Documents.   It is the intention and agreement of each of the parties hereto that (a) the perfection and priority of all security interests securing the payment of the Repurchase Obligations under the Repurchase Agreement and the other Repurchase Documents are preserved, (b) the Liens and security interests granted under the Repurchase Agreement and the other Repurchase Documents shall continue in full force and effect without modification, interruption, lapse, termination or limitation, and (c) any reference to the Repurchase Agreement in any Repurchase Documents shall be deemed to reference the Repurchase Agreement, as amended by this Amendment No. 6. Except as specifically modified hereby, nothing contained in this Amendment No. 6 or the Fee Letter is intended to amend, modify or otherwise affect any obligation of any Repurchase Party existing prior to the date hereof and the Repurchase Documents shall remain in full force and effect in accordance with their terms and are hereby ratified and confirmed. The parties hereto agree to be bound by the terms and conditions of the Repurchase Documents, as modified by this Amendment No. 6 and the Fee Letter, as though such terms and conditions were set forth herein.
Section 4.    Representations.
Seller, Guarantor and Pledgor represent and warrant, as of the date of this Amendment No. 6, as follows:
(a)    it is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified in each jurisdiction necessary to conduct business as presently conducted;
(b)    the execution, delivery and performance by it of this Amendment No. 6 and the Fee Letter are within its corporate, company or partnership powers, has been duly authorized and does not contravene (i) its Governing Documents or its applicable resolutions, (ii) any Requirements of Law or (iii) any Contractual Obligation, Indebtedness or Guarantee Obligation;

(c)    other than applicable resolutions, no consent, license, permit, approval or authorization of, or registration, filing or declaration with, any Governmental Authority or other Person is required in connection with the execution, delivery, performance, validity or enforceability by or against it of this Amendment No. 6, the Fee Letter or the Repurchase Documents;
(d)    this Amendment No. 6 and the Fee Letter have been duly executed and delivered by it;
(e)    each of this Amendment No. 6, the Fee Letter and the Repurchase Documents constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by Insolvency Laws and by general principles of equity;
(f)    no Default or Event of Default exists or will exist after giving effect to this Amendment No. 6;
(g)    none of Seller, Guarantor nor Pledgor has any defense, offset, counterclaim, abatement, right of rescission or other claims, actions, causes of action, demands, damages or liabilities of any kind or nature, in all cases whether legal or equitable, available to Seller, Guarantor, Pledgor or any other Person with respect to (i) this Amendment No. 6, the Repurchase Agreement or the Repurchase Documents, as modified and amended hereby, (ii) the obligation of Seller to repay the Obligations and other amounts due under the Repurchase Documents or (iii) Buyer or Buyer’s respective officers, employees, representatives, agents, counsel or directors arising out of or from or in any way related to or in connection with the Repurchase Agreement or the Repurchase Documents, including, without limitation, any action by such Persons, or failure of such Persons to act, under the Repurchase Agreement or the other Repurchase Documents on or prior to the date hereof;
(h)    the representations and warranties of Seller, Guarantor and Pledgor set forth in the Repurchase Documents to which such entity is a party are true and correct in all material respects as of the date hereof other than those representations and warranties that refer to a specific date, in which case they are true and correct as of such earlier date; and
(i)    after giving effect to this Amendment No. 6, Seller, Guarantor and Pledgor are in compliance with each of their covenants set forth in the Repurchase Documents.
Section 5.    Conditions Precedent.
(a)    The effectiveness of this Amendment No. 6 is subject to the following conditions precedent: (i) delivery to Buyer of this Amendment No. 6 and the Fee Letter, each duly executed by each of the parties hereto or thereto, (ii) delivery to Buyer of an opinion of counsel to Seller, Guarantor and Pledgor, in form acceptable to Buyer, addressing the execution, delivery and enforceability of Amendment No. 6 and the Fee Letter, and (iii)  delivery to Buyer of such other documents, agreements, certifications or legal opinions as Buyer may reasonably require.
(b)    To the extent not paid as a part of the conditions precedent set forth in Section 5(a), Seller acknowledges and agrees that it shall pay all legal fees and expenses of Moore & Van Allen, PLLC, as counsel to Buyer, relating to this Amendment No. 6 in an amount to be set forth on a separate invoice, within ten (10) Business Days of receipt of such invoice.
Section 6.    Miscellaneous.
(a)    This Amendment No. 6 may be executed in any number of counterparts (including by facsimile), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement. The parties intend that faxed signatures and electronically imaged signatures such as PDF files shall constitute as original signatures and are binding on all parties.
(b)    The descriptive headings of the various sections of this Amendment No. 6 are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.
(c)    This Amendment No. 6 may not be amended or otherwise modified, waived or supplemented except as provided in the Repurchase Agreement.
(d)    The interpretive provisions of Section 2.02 to the Repurchase Agreement are incorporated herein mutadis mutandis.
(e)    This Amendment No. 6 (together with the other Repurchase Documents, as amended hereby) represents the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties. There are no unwritten oral agreements between the parties.
(f)    this Amendment No. 6, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations law.
(g)    In consideration of Buyer entering into this Amendment No. 6 and the Fee Letter, Seller, Guarantor and Pledgor hereby waive, release and discharge Buyer and Buyer’s officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises out of or from or in any way relating to or in connection with the Repurchase Agreement or the Repurchase Documents, including, but not limited to, any action or failure to act under the Repurchase Agreement or the other Repurchase Documents on or prior to the date hereof, except, with respect to any such Person being released hereby, any actions, causes of action, claims, demands, damage and liabilities arising out of such Person’s gross negligence or willful misconduct in connection with the Repurchase Agreement or the other Repurchase Documents.
(h)    The Guarantor and the Pledgor (i) agree to and consent to the terms and provisions of this Amendment No. 6 and the Fee Letter, (ii) acknowledge and confirm that the Guaranty and the Pledge Agreement remain in full force and effect notwithstanding this Amendment No. 6, and (iii) reaffirm their obligations under the Guaranty and the Pledge Agreement (as applicable).
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IN WITNESS WHEREOF, the parties have caused this Amendment No. 6 to be executed by their respective officers thereunto duly authorized, as of the date first above written.
SELLER:
RCC Real Estate SPE 4, LLC, a Delaware limited liability company
By:

/s/ John Lee
Name:    John Lee
Title:    Vice President
RESOURCE CAPITAL CORP., a Maryland corporation, as Guarantor
By:

/s/ Joan M Sapinsley
Name:    Joan M Sapinsley
Title:    Senior Vice President

Acknowledged and agreed to by:
RCC REAL ESTATE, INC., a Delaware corporation,
as Pledgor
By:

/s/ Joan M Sapinsley
Name:    Joan M Sapinsley
Title:    Senior Vice President
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BUYER:
WELLS FARGO BANK, NATIONAL ASSOCIATION
By:

/s/ Allen Lewis
Name:    Allen Lewis
Title:    Managing Director